As filed with the Securities and Exchange Commission on August 2, 2004
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

USEC INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2107911
(State of Incorporation)	(I.R.S. Employer Identification No.)

2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(Address of Principal Executive Offices)(Zip Code)

USEC Inc. 1999 Equity Incentive Plan
(Full Title of the Plan)

Ellen C. Wolf
Senior Vice President and Chief Financial Officer
USEC Inc.
2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed Maximum	Proposed Maximum	Amount of
To Be	To Be	Offering Price Per	Aggregate Offering	Registration
Registered	Registered (1)	Share (2)	Price	Fee

Common stock, par	5,100,000 shares	$8.14	$41,514,000	$5,259.82
value $.10 per share

(1) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this registration statement changes, the provisions of Rule 416 under the Securities Act of 1933 shall apply to this registration statement, and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement

(2) Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low sales prices of USEC’s common stock on the New York Stock Exchange on July 28, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

     * The information specified by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), until such time as this registration statement is no longer in effect.

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2003;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

(c)	Our Current Reports on Form 8-K filed on April 22, 2004, June 4, 2004, July 14, 2004 and July 30, 2004;

(d)	All other reports filed by USEC Inc. pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003; and

(e)	The description of our common stock, par value $.10 per share, contained in our Registration Statement No. 333-57955 on Form S-1 filed with the SEC on June 29, 1998 and incorporated by reference in our Registration Statement on Form 8-A dated July 8, 1998 (File No. 001-14287).

     You may access a copy of any filings referred to above (excluding exhibits), at no cost, on USEC’s website at www.usec.com, or by contacting us at the following address:

Investor Relations
USEC Inc.
2 Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817
Telephone: (301) 564-3200

Risk relating to the lack of an updated consent of Arthur Andersen LLP:

     The consolidated balance sheets of USEC Inc. as of June 30, 2001 and the related consolidated statement of income, stockholders’ equity and cash flows for such period, which are included in the Report on Form 10-K, which is incorporated by reference herein, was audited by Arthur Andersen LLP. Arthur Andersen LLP has stopped conducting business before the SEC, has ceased accounting and audit-related practice and has limited assets available to satisfy the claims of creditors. Due to the status of Arthur Andersen LLP, we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the inclusion of their report in the Report on Form 10-K, which is incorporated by reference herein, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of its report in the Report on Form 10-K, which is incorporated by reference herein, investors’ ability to assert claims against Arthur Andersen LLP may be limited. In particular, because of this lack of consent, investors will not be able to sue Arthur Andersen under Section 11(a)(4) of the Securities Act for any untrue statements of a material fact contained in, or an omission to state a material fact required to be stated in, the financial statements audited by Arthur Andersen LLP that are included in the Report on Form 10-K, which is incorporated by reference herein.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

     A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification shall be made if such person is adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in this Item 6 or in defense of any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorney’s fees) which he or she actually and reasonably incurred in connection therewith.

     Both our Bylaws and Certificate of Incorporation require us to indemnify each of our directors and officers to the fullest extent permitted by law, subject to certain exceptions, in connection with any actual or threatened action or proceeding arising out of his or her service to us or to other organizations at our request.

     As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation also contains a provision eliminating the personal liability of a director to USEC Inc. or our shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

     In addition to indemnification provided for in our Certificate of Incorporation and Bylaws, we have entered into indemnification agreements with our directors and executive officers. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following is a list of exhibits filed as part of this registration statement.

Exhibit No.	Description

4.1	Certificate of Incorporation of USEC Inc. (1)

4.2	Amended and Restated Bylaws of USEC Inc., dated September 13, 2000. (2)

4.3	Rights Agreement, dated April 24, 2001, between USEC Inc. and Fleet National Bank, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C. (3)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP. (included in the Opinion filed as Exhibit 5.1)

24.1	Power of Attorney. (included on the signature page)

99.1	USEC Inc. 1999 Equity Incentive Plan. (4)

99.2	First Amendment to the USEC Inc. 1999 Equity Incentive Plan. (5)

(1)	Incorporated by reference to Registration Statement on Form S-1, No. 333-57955, filed June 29, 1998.
(2)	Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.
(3)	Incorporated by reference to Registration Statement on Form 8-A filed April 24, 2001.
(4)	Incorporated by reference to Registration Statement on Form S-8, No. 333-71635, filed February 2, 1999.
(5)	Incorporated by reference to Annex B of Schedule 14A filed on March 31, 2004, with respect to the 2004 Annual Meeting of Shareholders.

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

(a)     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                    provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 2nd day of August, 2004.

USEC INC.

By: /s/ William H. Timbers
William H. Timbers
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, acting in the capacity or capacities stated opposite their respective names, hereby constitutes and appoints William H. Timbers, Ellen C. Wolf and Timothy B. Hansen, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable USEC Inc. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 2nd day of August, 2004.

SIGNATURE	TITLE

/s/ James R. Mellor	Chairman of the Board and Director
James R. Mellor

/s/ Michael H. Armacost	Director
Michael H. Armacost

/s/ Joyce F. Brown	Director
Joyce F. Brown

/s/ John R. Hall	Director
John R. Hall

/s/ W. Henson Moore	Director
W. Henson Moore

/s/ Joseph F. Paquette, Jr.	Director
Joseph F. Paquette, Jr.

/s/ William H. Timbers	President, Chief Executive Officer
William H. Timbers	and Director (Principal Executive Officer)

/s/ James D. Woods	Director
James D. Woods

/s/ Ellen C. Wolf	Senior Vice President and Chief
Ellen C. Wolf	Financial Officer (Principal
Financial and Accounting Officer)

Exhibit Index

Exhibit No.	Description

4.1	Certificate of Incorporation of USEC Inc. (1)

4.2	Amended and Restated Bylaws of USEC Inc., dated September 13, 2000. (2)

4.3	Rights Agreement, dated April 24, 2001, between USEC Inc. and Fleet National Bank, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C. (3)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP. (included in the Opinion filed as Exhibit 5.1)

24.1	Power of Attorney. (included on the signature page)

99.1	USEC Inc. 1999 Equity Incentive Plan. (4)

99.2	First Amendment to the USEC Inc. 1999 Equity Incentive Plan. (5)

(1)	Incorporated by reference to Registration Statement on Form S-1, No. 333-57955, filed June 29, 1998.
(2)	Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.
(3)	Incorporated by reference to Registration Statement on Form 8-A filed April 24, 2001.
(4)	Incorporated by reference to Registration Statement on Form S-8, No. 333-71635, filed February 2, 1999.
(5)	Incorporated by reference to Annex B of Schedule 14A filed on March 31, 2004, with respect to the 2004 Annual Meeting of Shareholders.